SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Preliminary Proxy Statement

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CHAD THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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August 28, 2002

Dear Fellow Shareholders:

We recently wrote to you, describing the success we have achieved thus far in our turnaround program. The Company has once again become profitable. Sales have increased strongly. New products are being developed and introduced into the marketplace.

The dissident group, led by David L. Johnson, is attempting to resort to “ancient history” to gain your support. While they complain about events at Chad of years ago, you should be aware that of the two Committee members, one owns no stock and the other bought his 10,000 shares in 2001 at $0.84 per share; of their two nominees, one doesn’t own any stock and the other bought his shares within the past year.

Neither of the Committee members nor their nominees attempted to communicate their “concerns” to us before they commenced this proxy fight. We believe that the Committee’s complaints about our supposed “poor financial performance” have a hollow ring when you consider that:

Net sales for fiscal 2002 increased 54% over 2001. We achieved profitability in fiscal 2002 for the first time in four years.

Our first quarter 2003 earnings before income taxes of $181,000 was our best result since 1998. Sales of conservers increased at a 43% rate in the first quarter of 2003 compared to the same period in the prior fiscal year.

For us and for our shareholders, the real story at Chad is the success of our turnaround plan that is clearly beginning to show strong results under CEO Thomas Jones. We remind you that our stock price has increased more than fivefold since hitting a low of $.50 in December 2000. Over the past two years, we’ve significantly outperformed the S&P 500 index and the NASDAQ.

We urge you not to allow the dissidents the opportunity to disrupt our efforts. Please sign and return the Board of Directors’ WHITE proxy card today.

Our Turnaround Is Being Recognized!

It is our belief that your Company’s strategic plan will bring the kind of results that ultimately will be reflected positively in the market price for our shares. At the same time, we are pleased that our successful efforts have not gone unnoticed.

Recently, The Bowser Report, an independent newsletter published since 1976 that specializes in the analysis of low-priced stocks, named Chad Therapeutics its “Company of the Month” for its August issue.

The report has given Chad an “8” rating, which falls under the “buy” category for Bowser’s rating system.

[A copy of the report is enclosed and has been reprinted with permission of the publisher. Chad neither requested nor paid Bowser to perform its analysis.]

We Are Taking All Steps Needed
To Enhance Shareholder Value

Your Board and Management have maintained an open mind toward providing the best course of action for building on Chad’s recent success. For us, this proxy contest is not about preserving board seats, but rather about making certain that the Company receives the best direction it can get and is able to continue to operate effectively. We are concerned that the potential disruption that could be brought to bear at the Board of Directors level by the dissidents could be extremely harmful to our efforts and to the value and potential of your investment.

We realize that apart from our current strategic plan, there may be additional methods of building shareholder value. Between December 2001 and March 2002 we engaged Ewing Monroe Bemiss & Co., an investment banking firm located in Richmond, Virginia with expertise in the healthcare industry, to assist management in considering and reviewing alternative strategies for enhancing the successful results of our turnaround program. While we are not currently considering any specific transactions, we continue to speak with them about strategies that can help maximize shareholder value.

A Closer Look at the Dissidents

We have previously warned you of our serious concerns about David L. Johnson, the leader of the dissidents, who, among other things, has been found liable in a federal civil jury trial for fraud and breach of fiduciary duty and who launched a below-market “mini-tender” offer last year for Chad shares.

You should be aware that last year, the trustees of Johnson’s Maxus Realty Trust (MRTI) recommended that MRTI’s shareholders approve a bylaw amendment that would allow Mr. Johnson, and only Mr. Johnson, to exceed the 9.8% maximum ownership level of MRTI shares, and own up to 19.6%, while reducing the maximum percentage that anyone else may own to 7.6%.

We believe that this sort of bylaw, which shows favoritism toward one person, has no place in corporate governance. MRTI acknowledged in its proxy statement that the bylaw would help to “entrench” Mr. Johnson. We can only hope this approach is not one of the “new ideas” that the Committee claims its nominees will bring to the Company.

We also believe you should share our concerns about the dissident nominees and the Committee members.

The Dissident Nominees

One dissident nominee, Danley Sheldon, is not only a senior officer at MRTI, but also works for Johnson’s majority-owned management company that charges fees to MRTI for managing its properties. According to MRTI’s proxy statement, all of Sheldon’s MRTI stock has been pledged as collateral to a Johnson-owned partnership to secure loans made by the partnership to Sheldon.

Mr. Sheldon owns no Chad stock and has no indicated experience in Chad’s line of business — the manufacture of medical devices. We don’t believe he shares a common financial interest with our other shareholders and his employment by Johnson-related entities causes us serious concern.

The other dissident nominee is W. Robert Kohorst, whose primary business appears to be real estate. Mr. Kohorst also indicates no experience in Chad’s line of business. Mr. Kohorst joined the MRTI board in May of this year. Two months later, an entity controlled by Mr. Kohorst launched a “mini-tender” offer for approximately two hundred thousand Chad shares.

We have recently mailed to Chad shareholders important information pursuant to Section 14(d) of the Securities and Exchange Act explaining why we believe the “mini-tender” offer is both financially inadequate and fails to provide shareholders with the protections required by federal securities law.

The Committee’s latest preliminary proxy materials state that, “Due to a lack of interest from CHAD shareholders, Everest Management, LLC did not acquire any Common Shares pursuant to the tender offer.”

In other words, after failing in his tender offer, Kohorst now wants you to believe he has your best interests at heart and that you should entrust the future of your investment to him as a director. We urge you not to support his election.

The Committee Members

Committee member W. Matthew Duffield, like Danley Sheldon, owns no Chad stock. He is listed as a “self-employed business consultant” who worked for nine years at Arthur Andersen and then went into the pasta business. His current business address is the same as that of Messrs. Johnson and Sheldon. We do not believe he has any common financial interest with Chad shareholders, nor do we see any indicated experience that would make him effective in influencing our future.

The other Committee member, Monte McDowell, is yet another member of the board of Johnson’s MRTI. According to MRTI’s proxy statement, McDowell attended only 60% of MRTI’s board meetings last year. The proxy statement also indicates that Mr. McDowell is a member of MRTI’s Audit Committee, a position in which independence from management is a highly sensitive issue. Yet while he is supposedly “independent,” Mr. McDowell is engaging in this proxy contest venture with two senior members of MRTI’s management and a fourth board member of MRTI. We believe this is not a model of corporate governance that Chad shareholders should be supporting.

A Question of Credibility

We don’t believe the Committee has given you the full story behind Mr. Johnson’s involvement in this proxy contest. They have said in their preliminary proxy materials that Mr. Johnson is not a member of the Committee, simply a “participant” in the fight. Yet their letter to shareholders dated August 12, written on Committee letterhead and signed by the Committee, states “We beneficially own 730,000 shares.” These shares include Mr. Johnson’s 692,000 shares.

Furthermore, it was Mr. Johnson himself who presented us with a written, signed (by Mr. Johnson) demand for a stockholder list two weeks ago “on behalf of the Committee to Restore Chad Shareholder Value,” which we assume is being used in this solicitation. And it was Mr. Johnson who filed a Schedule 13D almost a year ago and stated the purpose of his purchases of Chad stock was, in part, “to attempt to obtain a position on the board of directors”.

Ask yourself why the two Committee members, one with no shares and one who bought 10,000 shares at 84 cents per share last year, would have enough “concerns” about Chad to wage a costly and disruptive proxy contest to influence your Company’s future. For us it is difficult to believe that it is being done without Mr. Johnson having a major influence.

You Can Help Us Continue to Build Chad’s Brighter Future.
Vote the WHITE Proxy Card Today!

Since the seven-member Chad board is divided into two classes of directors that are each elected every other year, it is possible that if the Committee gains two nominees on your board this year, it will be in a position to gain control with the election of two additional nominees at next year’s meeting. The Schedule 13D filed by the dissidents states they....“do not currently have any plans to attempt to effect any other change with respect to the Company, but this may change in the future.” (emphasis added)

We believe our time and effort are much better spent focusing on the successful turnaround at Chad rather than dealing with potential disruption from dissidents at the Board level. A vote for the nominees on the Board of Directors WHITE proxy card is a vote for us to continue the strategic plan that has begun to show significant positive results.

Your Board and Management have always been willing to speak with any of our shareholders, large or small, as we have spoken with Mr. Johnson several times in the recent past. However, as directors and officers, we must carry out our fiduciary duty by determining what we believe is the best direction for the Company to take, and not to give in to those who may disrupt the Company’s affairs and harm the future potential of both the Company and its stock. We again urge you to support your Board by signing and returning the WHITE proxy card today.

On behalf of your Board of Directors, thank you for your consideration.

Sincerely,

Earl L. Yager Chief Operating Officer	Thomas E. Jones Chief Executive Officer

Please sign, date and return the enclosed Board of Directors WHITE proxy card today. If you have already returned a card to the Committee, you have every right to revoke your vote and support the Board by signing and returning a later dated WHITE proxy card in the envelope provided. Only your latest dated proxy counts. If you have any questions about voting your WHITE proxy card, please call our proxy solicitor, Morrow & Co., Inc. at (800) 607-0088. To discuss the issues in this proxy contest, please call Earl Yager at Chad Therapeutics, (818) 882-0883.